ADVISORY AGREEMENT

This Advisory Agreement (“Agreement”), dated as of October 9, 2006 (the “Effective Date”) is made between a21, Inc., a Delaware corporation (the “Company”) and Albert H. Pleus (“Advisor”) (collectively, the “Parties,” and, each, a “Party”).

WHEREAS, the Company desires to retain the services of Advisor to perform certain consulting services for the Company and Advisor is willing to render such services to the Company, on the terms and subject to the conditions hereinafter set forth.

NOW, THEREFORE, In consideration of the terms and conditions set forth below, the Parties agree as follows:

1. TITLE; STATEMENT OF SERVICES; PERFORMANCE OF SERVICES. Advisor shall have the title of “Executive Advisor”, and shall advise the Company’s Board of Directors (the “Board”) and its executive officers relating to acquisitions, finance, strategy and transition matters on which they wish to obtain Advisor’s advice (“Services”). Advisor shall report directly to the Company’s Board of Directors and the Chairman of the Board. Advisor will provide the Services for no more than three business days per month upon reasonable notice by the Company, subject to Advisor’s reasonable availability, taking into account Advisor’s other professional, business and personal activities.

2. RESIGNATION. Advisor hereby resigns as Chairman of the Board and Chief Executive Officer of the Company and from each and every other position he may hold with the Company and any of its subsidiaries as of the Effective Date, other than as a director of the Company. The Parties agree that the Employment Agreement dated May 1, 2005 between the Parties (the “Employment Agreement”) is hereby terminated and of no further force and effect.

3. TERM. The term of this Agreement shall commence on the Effective Date and shall continue for a period of one (1) year, unless earlier terminated by Company or Advisor as provided herein (the “Term”).

4. FEES FOR SERVICES. As full consideration for rendering the Services, the Company will pay Advisor a fee at the annual gross rate of One Hundred Fifty Thousand Dollars ($150,000) (the “Fee”) in monthly installments payable on the 1st day of each month during the Term, other than the first installment which is due and payable on the Effective Date. In addition, Advisor shall be entitled to receive all other compensation received by non-employee directors of the Company.

5. EXPENSES. Company shall reimburse Advisor for reasonable out-of-pocket expenses necessarily and actually incurred by Advisor in rendering its Services. The Company shall promptly reimburse Advisor for all such documented expenses in accordance with its expense reimbursement policy in effect from time to time.

6. INDEPENDENT CONTRACTOR. The Parties acknowledge that:

(a) Advisor shall perform its duties hereunder as an independent contractor, and not as the agent, employee, or servant of the Company. Advisor is not entitled to participate in any Company benefit plans, including but not limited to any retirement, pension, profit sharing, group insurance, health insurance, salary, bonus, incentive compensation, vacation pay, sick pay or similar programs, policies, or plans that have been or may be instituted by Company for the benefit of its employees. During the Term, Advisor represents and warrants that Advisor will not represent to others that Advisor is an employee of Company.

(b) Advisor shall be fully responsible for withholding any and all federal, state or local income and employment taxes in connection with compensation hereunder. The Company shall issue a Form 1099 with respect to the payments made pursuant to Paragraph 4 hereunder if required by applicable law.

(c) In the event that performance of Advisor’s services requires travel, Advisor will be solely responsible for injuries, emergencies and/or death to Advisor that may occur while Advisor is traveling.

(d) This Agreement shall not be construed as creating a partnership between the Parties or as creating any other form of legal association that would impose liability upon one party for the act or failure to act of the other party. Further, Advisor shall have no authority to bind the Company in any respect.

7. NON-SOLICITATION.

(a) Non-Solicitation of Employees and Consultants. Advisor hereby agrees that during the Term and for a period equal to ninety (90) days after the Term (the “Survival Period”), Advisor shall not, directly or indirectly through any other individual, person or entity, employ, solicit or induce any individual, who is or was at any time during the last twelve (12) months of Advisor’s employment by or consultancy with the Company, an employee or consultant of the Company, to terminate or refrain from renewing or extending his or her employment or relationship with the Company, or to become employed by or enter into a contractual relationship with Advisor or any other individual, person or entity which causes them to terminate, reduce or refrain from renewing or extending his, her or its contractual or other relationship with the Company. For the purposes of Paragraphs 7, 8 and 9 of this Agreement the term “Company” shall be deemed to include the Company and each of its Affiliates. For the purposes of this Agreement, the term “Affiliate” shall mean, with respect to any person, any person directly or indirectly controlling, controlled by, or under common control with, such other person at any time during the period for which the determination of affiliation is being made. The foregoing provision shall not preclude an enterprise of which Advisor is an employee or consultant from hiring any of the foregoing employees or consultants; provided, however, that Advisor has not otherwise breached the foregoing provisions of this Section 7(a).

(b) Non-Solicitation of Suppliers or Vendors. Advisor hereby agrees that during the Term and the Survival Period he may not, directly or indirectly through any other individual, person or entity, solicit, persuade or induce any individual, person or entity which is, or at any time during the Term or during Advisor’s prior employment by the Company was, a supplier of any product or service to the Company, or vendor of the Company (whether as a distributor, agent, commission agent, employee or otherwise), to terminate, reduce or refrain from renewing or extending his, her or its contractual or other relationship with the Company. The foregoing provision does not preclude any enterprise of which Advisor is an employee or consultant from doing business with the foregoing individuals, persons or entities, provided, however, that Advisor has not otherwise breached the foregoing provisions of this Section 7(b).

(c) Non-Solicitation of Customers. Advisor hereby agrees that during the Term and the Survival Period he may not, directly or indirectly through any other individual, person or entity, solicit, persuade or induce any individual, person or entity which is, or at any time during the Term or Advisor’s prior employment by the Company was, a customer of the Company to terminate, reduce or refrain from renewing or extending its contractual or other relationship with the Company in regard to the purchase of products or services manufactured, marketed or sold by the Company, or to become a customer of or enter into any contractual or other relationship with Advisor or any other individual, person or entity in regard to the purchase of products or services similar or identical to those manufactured, marketed or sold by the Company. The foregoing provision does not preclude any enterprise of which Advisor is an employee or consultant from doing business with the foregoing persons or entities, provided however that Advisor has not otherwise breached the foregoing provisions of this Section 7(c).

8. CONFIDENTIALITY. Advisor agrees that, during the Term and thereafter, Advisor shall not divulge to anyone, other than as necessary in the performance of his duties hereunder or as required by law or legal process, confidential information of the Company, its Affiliates or its customers, including, without limitation, know-how, trade secrets, customer lists, costs, profits or margin information, markets, sales, pricing policies, operational methods, plans for future development, data, drawings, samples, processes or products and other information disclosed to Advisor or known by him as a result of or through his prior employment by or consultancy with the Company, which is not generally known in the businesses in which the Company is engaged and which relates directly or indirectly to the Company’s products or services or which is directly or indirectly useful in any aspect of the Company’s business. In the event the Company is bound by a confidentiality agreement with a customer, supplier or other party regarding the confidential information of such customer, supplier or other party, which provides greater protection than specified above in this Paragraph 8, the provisions of such other confidentiality agreement shall be binding upon Advisor and shall not be superseded by this Paragraph 9. Upon the termination of this Agreement or at any other time upon the Company’s request, Advisor shall deliver forthwith to the Company all memoranda, notes, records, reports, computer disks and other documents (including all copies thereof) containing such confidential information.

9. NON-COMPETITION. Advisor acknowledges that he has substantial experience and expertise, that in the course of providing services to the Company he has and will become familiar with the Company’s trade secrets and with other confidential information concerning the Company and that Advisor’s services have been and will be of special, unique and extraordinary value to the Company. Advisor hereby agrees that during the Term and the Survival Period, Advisor shall not, directly or indirectly, anywhere in the entire United States and Europe, own, manage, operate, control or participate in the ownership, management, operation or control of, or be connected as an officer, employee, partner, director, independent contractor or in any other capacity with, or have any financial interest in, or aid or assist anyone else in the manufacture, sale or representation of products or the provision of services identical or similar to the products and services manufactured, sold, represented or provided by the Company, and which products or services are marketed to the same customer base as the products or services offered by the Company, at any time during the Term or Advisor’s prior employment by the Company, or which are included in any business plans of the Company in existence and under consideration during the Term or Advisor’s prior employment by the Company and of which Advisor was aware. The foregoing shall not preclude Advisor from being a passive owner of not more than 2.0% of the outstanding stock of any class of stock of any corporation which is publicly traded and competes with the Company, so long as Advisor has no active participation in the business of such corporation.

10. REASONABLE RESTRICTIONS. The Parties acknowledge that (i) the type and periods of restriction imposed in this Agreement are fair and reasonable and are reasonably required in order to protect and maintain the proprietary interests of the Company described above, other legitimate business interests of Company and the goodwill associated with the business of the Company, and (ii) that the time, scope, geographic area and other provisions of this Agreement have been specifically negotiated by sophisticated commercial parties, represented by legal counsel, and are given as an integral part of the transactions contemplated by this Agreement. Accordingly, Advisor agrees not to contest the validity or enforceability of any provision of this Agreement and agrees that if any court should hold any provision of this Agreement to be unenforceable, the remaining provisions will nonetheless be enforceable according to their terms.

11. REMEDIES. Advisor acknowledges and agrees that the Company’s remedy at law for a breach or threatened breach of any of the provisions of Paragraphs 7, 8 and 9 of this Agreement would be inadequate and, in recognition of that fact, in the event of a breach or threatened breach by Advisor of any of the provisions of Paragraphs 7, 8 and 9 of this Agreement, it is agreed that in addition to its remedy at law, the Company shall be entitled to appropriate equitable relief in the form of specific performance, preliminary or permanent injunction, temporary restraining order or any other appropriate equitable remedy which may then be available. Notwithstanding any provision of this Agreement to the contrary, it is expressly understood and agreed that, although Advisor and the Company consider the restrictions contained in Paragraphs 7, 8 and 9 to be reasonable for the purpose of preserving the Company’s goodwill and other proprietary rights, if a final judicial determination is made by a court having jurisdiction that the time and scope of the restrictions in such Paragraphs is an unreasonable or otherwise unenforceable restriction against Advisor, the provisions of such Paragraphs shall not be rendered void but shall be deemed amended to apply as to the maximum time and scope permitted and to such other extent as the court may determine to be reasonable. Notwithstanding the foregoing, in the event the Company breaches any of its payment obligations under Section 4 of this Agreement (provided Advisor has given the Company written notice specifying the nature of such breach and a period of at least thirty (30) days to cure such breach), Advisor’s obligations under Sections 7 and 8 of this Agreement shall terminate and be of no further force and effect after the expiration of such thirty (30) day period if the Company has not cured such breach.

12. STOCK OPTIONS. As of the Effective Date, the options to purchase the Company’s common stock granted to Advisor pursuant to the Employment Agreement shall be deemed vested with respect to all 800,000 shares. As of the Effective Date, the options to purchase the Company’s common stock granted to Advisor on July 20, 2006 shall be deemed vested with respect to 325,000 shares and options to purchase 325,000 shares of the Company’s common stock shall be deemed to have lapsed unexercised. Any options to purchase the Company’s common stock owned by Advisor that have not lapsed may be exercised through January 31, 2008 (the “Option Expiration Date”). After the Option Expiration Date, all of Advisor’s unexercised stock options shall expire and be cancelled. During the period commencing on the Effective Date and through and including the Option Expiration Date, Advisor may exercise his vested stock options either for cash or on a cashless basis. Except as set forth in this Paragraph 12, any of the Advisor’s unvested stock options shall be immediately cancelled as of the Effective Date. Cashless means the Advisor may exercise stock options without first paying to the Company the aggregate strike price, which is defined as the strike price times the number of option-shares being exercised. For purposes of this Agreement, a “cashless” basis exercise means that Advisor as part of an option exercise is permitted to trade option-shares of Company common stock in exchange for actual shares of Company common stock using the Advisor stock option exercise by using the “spread” between the strike price and market price to cover the aggregate strike price that is required to be paid with regard to such option exercise. This is represented with the following formula: the difference between the strike price and market price, divided by the market price. For example, if the Advisor exercises an option on one share of Company common stock, having a strike price of $0.25, when the then-market price of Company common stock is $1.00, the Advisor would receive ¾ of one share of Company common stock in return (i.e. [($1.00-$.25)/$1.00)]). The Company shall include (i) the foregoing shares, and (ii) the shares into which the foregoing options, and all other options held by Advisor which are vested, may be exercised, on the next Form S-8 registration statement which the Company files with the Securities and Exchange Commission (or equivalent to register shares and options held by employees, executives and other agents of the Company).

13. TERMINATION.

(a) The Company may terminate this Agreement immediately upon giving notice to Advisor if any of the following events occur:

(i)
Advisor is convicted of or pleads guilty, nolo contendere, or no contest to a misdemeanor involving moral turpitude (which is likely to have an adverse effect on the Company or the Advisor’s ability to perform his duties hereunder) or a felony which may result in a term of imprisonment;

(ii)
Advisor’s material breach of this Agreement or willful failure to carry out the lawful directives of the Board of Directors, other than as a result of the Advisor’s death or disability, consistent with Paragraph 1 hereof (provided the Company has given Advisor advance written notice specifying the nature of such material breach or failure to carry out the lawful directives of the Board and a period of at least thirty (30) days to cure such breach or failure); or

(iii)
the Advisor’s (A) willful gross misconduct, including, without limitation, dishonesty, fraud or theft, or (B) willful bad faith act or failure to act that is injurious to the business or reputation of the Company.

In the event of termination pursuant to this Paragraph 13(a), the Company shall pay to Advisor any unpaid Fee accrued as of the date of termination, and Advisor shall not be entitled to any further payments or benefits except as required by any federal or state law.

(b) Advisor may terminate this Agreement for any reason at any time during the Term, effective upon thirty (30) days written notice to the Company.

14. NOTICES. Any notices or other communications required to be given pursuant to this Agreement shall be in writing and shall be deemed given: (i) upon delivery, if by hand; (ii) after two (2) business days if sent by express mail or air courier; (iii) four (4) business days after being mailed (seven (7) business days for international mailings), if sent by registered or certified mail, postage prepaid, return receipt requested; or (iv) upon transmission, if sent by facsimile (provided that a confirmation copy is sent in the manner provided in clause (ii) or clause (iii) of this Paragraph 14 within thirty-six (36) hours after such transmission), except that if notice is received by facsimile after 5:00 p.m. on a business day at the place of receipt, it shall be effective as of the following business day. All communications hereunder shall be delivered to the respective parties at the following addresses:

If to the Company:
a21, Inc.
7660 Centurion Parkway
Jacksonville, Florida 32256
Attention: Chairman of Compensation Committee, Board of Directors
with a copy to:
Loeb & Loeb LLP
345 Park Avenue
New York, New York 10154
Attention: Lloyd L. Rothenberg, Esq.
If to Advisor:
Albert H. Pleus
At his residential address on
file at the corporate office of a21, Inc.
or to such other address as the person to whom notice is given may have previously furnished to the others in writing in the manner set forth above.

15. GOVERNING LAW/JURISDICTION. This Agreement shall be governed by and construed in accordance with the law of the State of Florida, regardless of the law that might otherwise govern under applicable principles of conflicts of laws thereof. The parties hereto hereby irrevocably consent to the exclusive jurisdiction of the state or federal courts sitting in Jacksonville, Florida in connection with any controversy or claim arising out of or relating to this Agreement, or the negotiation or breach thereof, and hereby waive any claim or defense that such forum is inconvenient or otherwise improper. Each party hereby agrees that any such court shall have in personam jurisdiction over it and consents to service of process in any matter authorized by Florida law.

16. SEVERABILITY. Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision or portion of any provision of this Agreement is found to be invalid or unenforceable in any respect under any applicable law or rule in any jurisdiction, such finding or construction shall not affect the remainder of the provisions of this Agreement, which shall be given full force and effect without regard to the invalid or unenforceable provision, and such invalid or unenforceable provision shall be modified automatically to the least extent possible in order to render such provision valid and enforceable, but only if the provision as so modified remains consistent with the parties’ original intent.

17. WAIVER OF BREACH. The waiver by either party hereto of a breach of any provision of this Agreement by the other party shall not operate or be construed as a waiver of any subsequent breach.

18. SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, successors, representatives and assigns. This Agreement is assignable to any legal successor of the Company. This Agreement may not be assigned by Advisor, except that the Advisor may assign his rights under this Agreement to an entity controlled by Advisor.

19. ENTIRE AGREEMENT. This Agreement constitutes the entire understanding and agreement between the Company and Advisor with regard to all matters contained herein and incorporates and supersedes all prior agreements between the parties concerning the subject matter hereof. There are no other agreements, conditions or representations, oral or written, express or implied, with regard thereto. This Agreement may be amended only in writing, signed by both parties.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date set forth above.

a21, INC.		ADVISOR

By:	/s/ Thomas Costanza	/s/ Albert H. Pleus
	Name: Thomas Costanza	Albert H. Pleus
Title: Chief Financial Officer